Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE                        June 10, 2014

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President, Chief Operating Officer and Treasurer
(847) 939-9000

Wintrust Financial Corporation Announces Pricing of
Public Offering of Subordinated Notes
ROSEMONT, Ill., June 10, 2014 -- Wintrust Financial Corporation (“Wintrust” or the “Company”) (NASDAQ: WTFC) announced the pricing of its public offering of $140 million aggregate principal amount of its 5.000% Subordinated Notes due 2024. The offering is expected to close on or about June 13, 2014, subject to customary closing conditions.
Wintrust intends to use the net proceeds for general corporate purposes, which may include, without limitation, investments at the holding company level, providing capital to support our growth, acquisitions or other business combinations, including FDIC-assisted acquisitions, and reducing or refinancing existing debt.
RBC Capital Markets is acting as sole book-running manager for the offering.
The offering is being made under an effective shelf registration statement on file with the U.S. Securities and Exchange Commission. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus describing the offering may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov or by contacting RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281, Telephone: 1-866-375-6829.
This press release shall not constitute an offer to sell or the solicitation of any offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Wintrust
Wintrust is a financial holding company with assets of approximately $18 billion whose common stock is traded on the NASDAQ Global Select Market. Built on the "HAVE IT ALL" model, Wintrust offers sophisticated technology and resources of a large bank while focusing on providing service-based community banking to each and every customer. Wintrust operates fifteen community bank subsidiaries with over 120 banking locations located in the greater Chicago and Milwaukee market areas. Additionally, the Company operates various non-bank business units including one of the largest commercial insurance premium finance companies operating in the United States and Canada, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, a business unit engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and actual events or results may differ materially. Wintrust's expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in each of Wintrust’s preliminary prospectus supplement dated June 9, 2014, Wintrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Wintrust’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014. Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.

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